PLS CPA, A PROFESSIONAL CORPORATION t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

April 16, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Secure Window Blinds, Inc. of our report dated April 16, 2012, with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended December 31, 2011 and 2010, which appears on Form 10-K of Secure Window Blinds, Inc.

Very truly yours,

/s/PLS CPA____________________________
PLS CPA, A Professional Corp.
San Diego CA 92111

Registered with the Public Company Accounting Oversight Board